Exhibit 10.3

Cynthia Origlio VP, Acting Chief HR Officer coriglio@bned.com M: 917.841.5991

CONFIDENTIAL

September 14, 2023

Dear Mike,

This letter will confirm the Performance Incentive Bonus (as defined below) being offered to you and the details regarding the same.

Performance Incentive Bonus

In the event you remain continuously employed by Barnes & Noble Education, Inc. or one of its subsidiaries (collectively, “Company”) through the milestones listed in this paragraph (as applicable), Company shall pay you an initial total performance payment of $220,000, with additional total potential incentives of $880,000 if the requirements in this paragraph are met (collectively, “Performance Incentive Bonus”), less all applicable taxes, deductions and withholdings. The first performance payment of $220,000 shall be paid on or about September 15, 2023 provided you are continuously employed as of such date. You shall be entitled to, and the Company shall pay, provided you are continuously employed as of the achievement of the following milestones, additional performance incentive payment(s), of (1) $220,000 if the Company’s second quarter fiscal year 2024 EBITDA meets or exceeds the Company’s plan; (2) $220,000 if no event of default is enforced by the Company’s lenders through December 31, 2023; (3) $220,000 upon completion of a transaction approved by the Alternative Transactions Committee (“ATC”) of the Company’s Board of Directors (“Board”); and (4) $220,000 if awarded by the Board in its discretion upon a recommendation from the ATC. Taxes on the Performance Incentive Bonus payment(s) shall be solely your responsibility. In the event you voluntarily resign other than for Disability (as defined below) or Good Reason (as defined below) or are terminated for Cause (as defined below) on or before December 31, 2023, the Company reserves the right to claw back, in its sole and exclusive discretion, the Performance Incentive Bonus payment(s) paid through such date on a pro rata basis.

You shall not be entitled to Performance Incentive Bonus payment(s) if, prior to the dates the Performance Incentive Bonus payment(s) is/are to become due, you are terminated for Cause or resign other than for Good Reason. However, if your employment ends prior to the date the Performance Incentive Bonus payment(s) is/are to become due because of Disability or for Good Reason, or if you are terminated without Cause, you shall be entitled to payment of your entire Performance Incentive Bonus.

Definitions

For purposes of this letter, “Cause” means (A) your engaging in intentional misconduct or gross negligence that, in either case, is injurious to Company; (B) your indictment, entry of a plea of nolo contendere, or conviction by a court of competent jurisdiction with respect to any crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (C) any gross negligence, intentional acts, or intentional omissions by you as determined by the Company in connection with the performance of your employment duties and responsibilities; (D) fraud, dishonesty, embezzlement, or misappropriation in connection with your performance of your employment duties and responsibilities; (E) your engaging in any act of intentional misconduct or moral turpitude reasonably likely to adversely affect the Company or its business as reasonably determined by the Company; (F) your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your job performance; (G) your willful failure or refusal to properly perform (as determined by the Company in its reasonable discretion and judgment) the duties, responsibilities, or obligations of your employment for reasons other than Disability or authorized leave, or to properly perform or follow (as determined by the Company in its reasonable discretion and judgment) any lawful direction by the Company (with the exception of a willful failure or refusal to properly perform based in good faith on the advice of professional consultants, such as attorneys and accountants); or (H) your breach of this letter or any duty to, written policy of, or agreement with the Company (with the exception of a breach based in good faith on the advice of professional consultants, such as attorneys and accountants).

For purposes of this letter, the term “Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

For purposes of this letter, “Good Reason” shall mean the occurrence of one or more of the following events: (A) a material diminution of your duties; (B) a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report; (C) a material reduction in the annual base salary you receive from the Company; or (D) Disability.

General Terms

The terms of your Performance Incentive Bonus are to be kept strictly confidential until such time, if at all, such terms are made public by the Company in its sole discretion.

This letter agreement constitutes the entire agreement between you and the Company with respect to the terms of your Performance Incentive Bonus and supersedes all prior agreements, understandings, and arrangements, oral or written, between you and the Company with respect to the Performance Incentive Bonus. For avoidance of doubt, this letter agreement does not in any way modify the terms of any other letter or other agreements between you and the Company. The terms of this letter agreement may not be amended or modified except by an instrument in writing signed by you and the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time. Neither this letter agreement nor any rights or obligations that either party may have by reason of this letter agreement are assignable by you without the prior written consent of the Company. This letter agreement may be executed and sent via electronic transmission and in one or more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

If you wish to accept the terms of the Performance Incentive Bonus as set forth in this document, please sign below and email the executed version to coriglio@bned.com. Please retain one copy for your files. If you have any questions, please call me at 917.841.5991.

Very truly yours,

Cynthia Origlio

VP, Acting Chief Human Resources Officer

Barnes & Noble Education

Agreed and accepted:

/s/ Michael P. Huseby	September 14, 2023
Michael P. Huseby	Date Signed